EXHIBIT 4.6
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                               SECOND AMENDMENT TO
                 6% CONVERTIBLE DEBENTURE DUE SEPTEMBER 1, 2003

     REFERENCE is hereby made to the 6% Convertible Subordinated Debenture due September 1, 2003 (the "Original Debenture") of CDKnet.com, Inc. (formerly Technology Horizons Corp.), a Delaware corporation (the "Company") in the name of International Investment Group Equities Fund N.V. (the "Holder") originally issued January 15, 1999, and amended January 29, 2003.

     WHEREAS, the Holder has determined that it its best interest to modify the Original Debenture to extend the date of maturity.

     NOW THEREFORE, in consideration of the agreements set forth in this agreement and those related to the original issuance of the Original Debenture:

1.   CERTAIN DEFINITIONS.
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     (a)  Except as otherwise provided in this agreement, all words and terms defined in the Original Debenture, have the same meanings in this agreement as such defined words and terms are given in the Original Debenture.

     (b) "Debenture" means the Original Debenture originally issued January 15, 1999, as supplemented and amended by prior amendments, by this agreement and as from time to time further supplemented and amended.

     (c)  "Amendment" means this agreement dated September 29, 2003.

2.   EXTENSION OF DUE DATES; WAVIER OF DEFAULT.
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     (a)  The Original Debenture is amended to replace each occurrence of the words "September 1, 2003" with "December 31, 2003."

     (b)  The Holder waives all past defaults on the Debenture.

3.   EFFECT OF ORIGINAL DEBENTURE.
     ----------------------------

     Except as supplemented and amended by this Amendment and such conforming changes as necessary to reflect the modification herein, all of the provisions of the Original Debenture shall remain in full force and effect from and after the effective date of this Agreement.

    AGREED AND                                INTERNATIONAL INVESTMENT
    ACCEPTED BY:                              GROUP EQUITIES FUND N.V.



    By:  /s/ Andrew J. Schenker               By: /s/ George Sandhu
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         CDKnet.com, Inc.                     Authorized Signatory